Exhibit 99.1

Prestige Brands Holdings, Inc. Reports First Quarter Fiscal 2017
Revenues Up 9.1% to $209.6 Million

Tarrytown, NY-(Business Wire)--August 4, 2016--Prestige Brands Holdings, Inc. (NYSE-PBH) today announced results for the first quarter of fiscal year 2017, which ended June 30, 2016.

Key first fiscal quarter highlights include:

•	Reported revenues increased 9.1% to $209.6 million;

•	Net cash provided by operating activities totaled $50.8 million;

•	Integration of DenTek® acquisition is complete; focus on brand-building continues;

•	Entered into an agreement to divest three non-core brands for $40.0 million plus inventory and completed the transaction on July 7, 2016.

“We are very pleased with the Company’s first quarter financial results,” said Ron Lombardi, President and CEO. “With this quarter’s strong momentum across many of our key North American and International brands and the addition of revenues from DenTek, we believe we are well-positioned to meet our objectives for the full fiscal year.”

Mr. Lombardi continued, “We are also pleased with the progress made in strategic portfolio management on two fronts. First, we completed the integration of the DenTek acquisition into our business. Second, we completed a transaction in early July to divest three non-core brands for approximately $40 million in cash. These strategic moves enabled us to continue driving our portfolio mix toward our stated long-term objective of 85% in invest for growth brands and 15% in manage for cash brands.”

First Fiscal Quarter Ended June 30, 2016
Reported revenues for the first quarter of fiscal 2017 were $209.6 million, an increase of 9.1% over the prior year comparable quarter’s revenues of $192.1 million. These results reflect strong consumption levels across the Company’s invest for growth brands, which include core over-the-counter (OTC) healthcare brands and our international business, as well as revenues from a full quarter of ownership of DenTek.

Reported net loss for the first quarter of fiscal 2017 totaled $5.5 million, or $0.10 per share. This included a non-cash after tax charge of $35.5 million (net of a tax benefit of $19.9 million) related to the divestiture of three non-core brands. Adjusted net income for the first quarter of fiscal 2017 was $31.4 million, or $0.59 per share, an increase of 14.7% over the prior year comparable period's adjusted net income of $27.4 million, or $0.52 per diluted share.

Free Cash Flow & Balance Sheet
The Company's Net cash provided by operating activities was $50.8 million, while the Non-GAAP Adjusted Free Cash Flow for the first quarter ended June 30, 2016 was $50.2 million compared to the prior year comparable quarter’s Net cash provided by operating activities of $43.5 million and Non-GAAP Adjusted Free Cash Flow of $42.7 million, an increase of 16.6% and 17.4%, respectively.

The Company's net debt at June 30, 2016 was $1.6 billion, reflecting debt repayments of $50.0 million during the first fiscal quarter. Proceeds from the divestiture of three non-core brands in July 2016 will be applied to debt repayments in the fiscal second quarter. At June 30, 2016, the Company's covenant-defined leverage ratio was approximately 4.8.

Segment Review
Reported revenues for the North American OTC Healthcare segment were $172.1 million for the first quarter of fiscal 2017, 10.6% higher than the prior year comparable quarter's revenues of $155.6 million. Reported revenues for the International OTC Healthcare segment for the first quarter of fiscal 2017 were $15.8 million, 11.0% higher than the $14.2 million reported in the prior year comparable period. Revenues for both the North American OTC Healthcare segment and the International OTC Healthcare segment were impacted by increased consumption levels as well as revenues from DenTek for three months. Reported revenues for the Household Cleaning segment were $21.7 million for the first quarter of fiscal 2017, a decrease of 2.6% over the prior year comparable quarter's revenues of $22.3 million.

Outlook
Mr. Lombardi said, “To reflect the divestiture of the three non-core brands, we are updating the previously provided outlook for revenues for fiscal 2017, and reconfirming the previously provided estimates for adjusted earnings per share and adjusted free cash flow. We are reducing our revenue outlook by $17.0 million to reflect the impact of the sale of the three brands. Our outlook for revenue growth is now in the range of 4.0% to 6.0% for the fiscal year, including the impact of currency fluctuations. We do not anticipate any impact from the sale on our previously provided outlook for adjusted earnings per share for the fiscal year, which continues to be in the range of $2.30 to $2.36. Our previously provided outlook for adjusted free cash flow of $185 million also remains unchanged,” Mr. Lombardi said.

Q1 Conference Call & Accompanying Slide Presentation
The Company will host a conference call to review its first quarter results on August 4, 2016 at 8:30 am EDT. The toll-free dial-in numbers are 877-784-9650 within North America and 530-379-4717 outside of North America. The conference ID is 43058034. The Company will provide a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at http://prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations. Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 43058034.

Non-GAAP Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S and Canada, Australia and in certain other international markets. The Company’s brands include Monistat® women’s health products, Nix® lice treatment, Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, Little Remedies® pediatric products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatment, BC® and Goody's® pain relievers, Beano® gas prevention, Debrox® earwax remover, and Gaviscon® antacid in Canada. Visit the Company's website at www.prestigebrands.com.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's expectations regarding future operating results including revenues, adjusted earnings per share and adjusted free cash flow, and the Company’s portfolio mix. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of our advertising and promotional initiatives, the severity of the cold and flu season, general economic and business conditions, fluctuating foreign exchange rates, consumer trends, competition in our industry, the ability of our third party manufacturers and suppliers to meet demand for our products, and introductions of new products. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2016 and other periodic reports filed with the Securities and Exchange Commission.
Company Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	Three Months Ended June 30,
(In thousands, except per share data)	2016	2015
Revenues
Net sales	$208,770	$191,287
Other revenues	805	845
Total revenues	209,575	192,132

Cost of Sales
Cost of sales (exclusive of depreciation shown below)	87,984	79,896
Gross profit	121,591	112,236

Operating Expenses
Advertising and promotion	27,635	26,422
General and administrative	19,457	17,589
Depreciation and amortization	6,832	5,720
Loss on sale of assets	55,453	—
Total operating expenses	109,377	49,731
Operating income	12,214	62,505

Other (income) expense
Interest income	(57)	(27)
Interest expense	21,184	21,911
Loss on extinguishment of debt	—	451
Total other expense	21,127	22,335
(Loss) income before income taxes	(8,913)	40,170
(Benefit) provision for income taxes	(3,382)	13,997
Net (loss) income	$(5,531)	$26,173

(Loss) earnings per share:
Basic	$(0.10)	$0.50
Diluted	$(0.10)	$0.49

Weighted average shares outstanding:
Basic	52,881	52,548
Diluted	52,881	52,958

Comprehensive (loss) income, net of tax:
Currency translation adjustments	(5,824)	(405)
Total other comprehensive loss	(5,824)	(405)
Comprehensive (loss) income	$(11,355)	$25,768

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands) Assets	June 30, 2016	March 31, 2016
Current assets
Cash and cash equivalents	$28,877	$27,230
Accounts receivable, net	88,437	95,247
Inventories	92,867	91,263
Deferred income tax assets	10,702	10,108
Prepaid expenses and other current assets	18,730	25,165
Assets held for sale	41,745	—
Total current assets	281,358	249,013

Property and equipment, net	15,080	15,540
Goodwill	356,525	360,191
Intangible assets, net	2,223,559	2,322,723
Other long-term assets	1,918	1,324
Total Assets	$2,878,440	$2,948,791

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$35,012	$38,296
Accrued interest payable	9,216	8,664
Other accrued liabilities	55,913	59,724
Total current liabilities	100,141	106,684

Long-term debt
Principal amount	1,602,500	1,652,500
Less unamortized debt costs	(25,086)	(27,191)
Long-term debt, net	1,577,414	1,625,309

Deferred income tax liabilities	460,557	469,622
Other long-term liabilities	2,847	2,840
Total Liabilities	2,140,959	2,204,455

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 53,247 shares at June 30, 2016 and 53,066 shares at March 31, 2016	532	530
Additional paid-in capital	451,075	445,182
Treasury stock, at cost - 331 shares at June 30, 2016 and 306 shares at March 31, 2016	(6,558)	(5,163)
Accumulated other comprehensive loss, net of tax	(29,349)	(23,525)
Retained earnings	321,781	327,312
Total Stockholders' Equity	737,481	744,336
Total Liabilities and Stockholders' Equity	$2,878,440	$2,948,791

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,
(In thousands)	2016	2015
Operating Activities
Net (loss) income	$(5,531)	$26,173
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	6,832	5,720
Loss (gain) on sale of assets	55,453	(36)
Deferred income taxes	(9,660)	11,536
Amortization of debt origination costs	2,231	2,138
Stock-based compensation costs	1,940	3,047
Loss on extinguishment of debt	—	451
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	5,151	2,578
Inventories	(4,327)	(211)
Prepaid expenses and other current assets	5,697	(1,522)
Accounts payable	(3,401)	783
Accrued liabilities	(3,634)	(7,136)
Net cash provided by operating activities	50,751	43,521

Investing Activities
Purchases of property and equipment	(895)	(780)
Proceeds from the sale of property and equipment	—	344
Net cash used in investing activities	(895)	(436)

Financing Activities
Term loan repayments	(50,000)	(25,000)
Borrowings under revolving credit agreement	—	15,000
Repayments under revolving credit agreement	—	(35,000)
Payments of debt origination costs	(9)	(4,172)
Proceeds from exercise of stock options	3,405	6,328
Proceeds from restricted stock exercises	—	544
Excess tax benefits from share-based awards	550	1,600
Fair value of shares surrendered as payment of tax withholding	(1,395)	(2,187)
Net cash used in financing activities	(47,449)	(42,887)

Effects of exchange rate changes on cash and cash equivalents	(760)	82
Increase in cash and cash equivalents	1,647	280
Cash and cash equivalents - beginning of period	27,230	21,318
Cash and cash equivalents - end of period	$28,877	$21,598

Interest paid	$18,337	$22,444
Income taxes paid	$1,357	$1,914

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
Business Segments
(Unaudited)

	Three Months Ended June 30, 2016
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Gross segment revenues	$173,301	$15,800	$20,890	$209,991
Elimination of intersegment revenues	(1,221)	—	—	(1,221)
Third-party segment revenues	172,080	15,800	20,890	208,770
Other revenues	—	4	801	805
Total segment revenues	172,080	15,804	21,691	209,575
Cost of sales	65,718	5,464	16,802	87,984
Gross profit	106,362	10,340	4,889	121,591
Advertising and promotion	25,040	2,124	471	27,635
Contribution margin	$81,322	$8,216	$4,418	93,956
Other operating expenses*				81,742
Operating income				12,214
Other expense				21,127
Loss before income taxes				(8,913)
Benefit for income taxes				(3,382)
Net loss				$(5,531)

*Other operating expenses includes a pre-tax loss on sale of assets of $55.5 million recognized for assets held for sale related to Pediacare, New Skin and Fiber Choice. These assets and corresponding contribution margin are included within the North American OTC Healthcare segment.

	Three Months Ended June 30, 2015
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Gross segment revenues	$156,339	$14,209	$21,467	$192,015
Elimination of intersegment revenues	(728)	—	—	(728)
Third-party segment revenues	155,611	14,209	21,467	191,287
Other revenues**	15	25	805	845
Total segment revenues	155,626	14,234	22,272	192,132
Cost of sales**	58,503	4,913	16,480	79,896
Gross profit	97,123	9,321	5,792	112,236
Advertising and promotion	23,195	2,723	504	26,422
Contribution margin	$73,928	$6,598	$5,288	85,814
Other operating expenses				23,309
Operating income				62,505
Other expense				22,335
Income before income taxes				40,170
Provision for income taxes				13,997
Net income				$26,173

**Certain immaterial amounts relating to other revenues and cost of sales were reclassified between the International OTC Healthcare segment and the North American OTC Healthcare segment. There were no changes to the consolidated financial statements for any periods presented.

About Non-GAAP Financial Measures
We define Non-GAAP Organic Revenues as Total Revenues excluding revenues associated with products acquired or divested in the periods presented. We define Non-GAAP Organic Revenues on a Constant Currency basis as Total Revenues excluding acquisitions and divestitures and the impact of current year foreign exchange rates on total revenues. We define Non-GAAP Adjusted EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization, certain other legal and professional fees, other acquisition-related costs, divestiture costs, costs associated with our CEO transition, loss on sale of assets, and loss on extinguishment of debt. Non-GAAP Adjusted EBITDA Margin is calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues. We define Non-GAAP Adjusted General and Administrative expenses as General and Administrative expenses minus certain other legal and professional fees, acquisition and other integration costs, divestiture costs, and costs associated with our CEO transition. Non-GAAP Adjusted General and Administrative expense percentage is calculated based on Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues. We define Non-GAAP Adjusted Net Income as Net Income before certain other legal and professional fees, other acquisition and integration-related costs, divestiture costs, costs associated with our CEO transition, accelerated amortization of debt origination costs, loss on sale of assets, loss on extinguishment of debt, and the applicable tax impacts associated with these items and other non-deductible items. Non-GAAP Adjusted EPS is calculated based on Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period. We define Non-GAAP Free Cash Flow as net cash provided by operating activities less cash paid for capital expenditures. We define Non-GAAP Adjusted Free Cash Flow as net cash provided by operating activities less purchases of property and equipment plus integration, transition, and other payments associated with acquisitions and divestitures. Non-GAAP Organic Revenues, Non-GAAP Organic Revenues on a Constant Currency basis, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense percentage, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, and Non-GAAP Adjusted Free Cash Flow may not be comparable to similarly titled measures reported by other companies.
We are presenting Non-GAAP Organic Revenues, Non-GAAP Organic Revenues on a Constant Currency basis, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense percentage, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, and Non-GAAP Adjusted Free Cash Flow, because they provide additional ways to view our operation when considered with both our GAAP results and the reconciliation to net (loss) income and net cash provided by operating activities, respectively, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Each of Non-GAAP Organic Revenues, Non-GAAP Organic Revenues on a Constant Currency basis, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense percentage, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, and Non-GAAP Adjusted Free Cash Flow is presented solely as a supplemental disclosure because (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP Organic Revenues, Non-GAAP Organic Revenues on a Constant Currency basis, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense percentage, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, and Non-GAAP Adjusted Free Cash Flow internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP Organic Revenues, Non-GAAP Organic Revenues on a Constant Currency basis, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense percentage, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, and Non-GAAP Adjusted Free Cash Flow have limitations, and you should not consider these measures in isolation from or as an alternative to GAAP measures such as Total Revenues, General and Administrative expense, Operating income, Net (loss) income, and Net cash flow provided by operating activities, or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The following tables set forth the reconciliation of Non-GAAP Organic Revenues, Non-GAAP Organic Revenues on a Constant Currency basis, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense percentage, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, and Non-GAAP Adjusted Free Cash Flow, all of which are non-GAAP financial measures, to GAAP Total Revenues, GAAP General and Administrative Expense, GAAP Net (Loss) Income, GAAP Diluted EPS and GAAP Net cash provided by operating activities, our most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and Non-GAAP Organic Revenues on a Constant Currency basis and related growth percentages:

	Three Months Ended June 30,
	2016	2015
(In thousands)
GAAP Total Revenues	$209,575	$192,132
Adjustments:
DenTek revenues (1)	(16,627)	—
Total adjustments	(16,627)	—
Non-GAAP Organic Revenues	192,948	192,132
Organic Revenue Growth (Decline)	0.4%
Impact of foreign currency exchange rates (2)		(829)
Non-GAAP Organic Revenues on a constant currency basis	$192,948	$191,303
Constant Currency Organic Revenue Growth	0.9%
(1) Revenue adjustments relate to our North American and International OTC Healthcare segment
(2) Foreign currency exchange rate adjustments relate to all segments

Reconciliation of GAAP General and Administrative Expense to Non-GAAP Adjusted General and Administrative Expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended June 30,
	2016	2015
(In thousands)
GAAP General and Administrative Expense	$19,457	$17,589
Adjustments:
Costs associated with CEO transition	—	1,406
Legal and professional fees associated with acquisitions and divestitures	484	—
Integration, transition and other costs associated with acquisitions and divestitures	1,641	—
Total adjustments	2,125	1,406
Non-GAAP Adjusted General and Administrative Expense	$17,332	$16,183
Non-GAAP Adjusted General and Administrative Expense Percentage	8.3%	8.4%

Reconciliation of GAAP Net (Loss) Income to Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended June 30,
	2016	2015
(In thousands)
GAAP Net (Loss) Income	$(5,531)	$26,173
Interest expense, net	21,127	21,884
(Benefit) provision for income taxes	(3,382)	13,997
Depreciation and amortization	6,832	5,720
Non-GAAP EBITDA:	19,046	67,774
Adjustments:
Costs associated with CEO transition (1)	—	1,406
Legal and professional fees associated with acquisitions and divestitures (1)	484	—
Integration, transition and other costs associated with acquisitions and divestitures (1)	1,641	—
Loss on extinguishment of debt	—	451
Loss on sale of assets	55,453	—
Total adjustments	57,578	1,857
Non-GAAP Adjusted EBITDA	$76,624	$69,631
Non-GAAP Adjusted EBITDA Margin	36.6%	36.2%
(1) Adjustments relate to G&A expenses

Reconciliation of GAAP Net (Loss) Income to Non-GAAP Adjusted Net Income and related Adjusted Earnings Per Share:

	Three Months Ended June 30,
	2016	2016 Adjusted EPS	2015	2015 Adjusted EPS
(In thousands)
GAAP Net (Loss) Income	$(5,531)	$(0.10)	$26,173	$0.49
Adjustments:
Costs associated with CEO transition (1)	—	—	1,406	0.03
Legal and professional fees associated with acquisitions and divestitures (1)	484	0.01	—	—
Integration, transition and other costs associated with acquisitions and divestitures (1)	1,641	0.03	—	—
Loss on extinguishment of debt	—	—	451	0.01
Loss on sale of assets	55,453	1.04	—	—
Tax impact of adjustments	(20,658)	(0.39)	(657)	(0.01)
Total adjustments	36,920	0.69	1,200	0.03
Non-GAAP Adjusted Net Income and Adjusted EPS	$31,389	$0.59	$27,373	$0.52
(1) Adjustments relate to G&A expenses

Reconciliation of GAAP Net (Loss) Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended June 30,
	2016	2015
(In thousands)
GAAP Net (Loss) Income	$(5,531)	$26,173
Adjustments:
Adjustments to reconcile net (loss) income to net cash provided by operating activities as shown in the Statement of Cash Flows	56,796	22,856
Changes in operating assets and liabilities, net of effects from acquisitions as shown in the Statement of Cash Flows	(514)	(5,508)
Total adjustments	56,282	17,348
GAAP Net cash provided by operating activities	50,751	43,521
Purchases of property and equipment	(895)	(780)
Non-GAAP Free Cash Flow	49,856	42,741
Integration, transition and other payments associated with acquisitions and divestitures	331	—
Adjusted Non-GAAP Free Cash Flow	$50,187	$42,741

Outlook for Fiscal Year 2017:

Reconciliation of Projected GAAP EPS to Projected Non-GAAP Adjusted EPS:

	2017 Projected EPS
	Low	High
Projected FY'17 GAAP EPS	$1.55	$1.61
Adjustments:
Costs associated with DenTek integration	0.08	0.08
Loss on sale of assets	0.67	0.67
Total Adjustments	0.75	0.75
Projected Non-GAAP Adjusted EPS	$2.30	$2.36

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Adjusted Free Cash Flow:

2017 Projected Free Cash Flow
(In millions)
Projected FY'17 GAAP Net cash provided by operating activities	$190
Additions to property and equipment for cash	(8)
Projected Non-GAAP Free Cash Flow	182
Payments associated with acquisitions	3
Adjusted Non-GAAP Projected Free Cash Flow	$185